Exhibit 16.1

July 24, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Carrizo Oil & Gas, Inc. and, under the date of February 27, 2017, we reported on the consolidated financial statements of Carrizo Oil & Gas, Inc. as of and for the years ended December 31, 2016 and 2015 and the effectiveness of internal control over financial reporting as of December 31, 2016. On July 19, 2017, we were dismissed. We have read Carrizo Oil & Gas, Inc.’s statements included under Item 4.01 of its Form 8-K dated July 24, 2017, and we agree with such statements, except that (i) we are not in a position to agree or disagree with Carrizo Oil & Gas, Inc.’s statement that the change was approved by the audit committee of the board of directors and (ii) we are not in a position to agree or disagree with Carrizo Oil & Gas, Inc.’s statement that newly engaged accountants were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Carrizo Oil & Gas, Inc.’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP